NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       AND 1999 PROXY STATEMENT
                                  OF
                          C/FUNDS GROUP, INC.

Dated:  March 17, 1999

The Annual Meeting of Shareholders of C/FUNDS GROUP, INC., has been scheduled to be held on Friday, April 9, 1999, at 2:00 P.M. at CALDWELL TRUST COMPANY, 201 Center Road, Suite 2, Venice, Florida just east of the intersection of Business Bypass 41 and Center Road.

All fund series shareholders are urged to attend the Meeting of Shareholders either in person or by proxy in order to vote their shares on all matters to come before the meeting. Business to be transacted and the purposes of the meeting are:

     a.   Election of directors,
     b.   Ratification of independent auditor selection,
     c.   Ratification of investment advisory contract renewals, and
     d.   Any other business as may properly come before the meeting.

Shareholders of record at the close of business on March 12, 1999, in all fund series are entitled to vote at the meeting. A quorum of all series fund shareholders must be present either in person or by proxy in order to transact corporation business at the meeting. For matters affecting only a single fund series, a quorum of shareholders of the respective fund series must be present in person or by proxy in order to vote on those matters relating only to that particular fund series. The number of shares you are entitled to vote that were shown to be held by you on the record date and name of fund series is printed for your convenience on the enclosed proxy. As of the record date, the total number of shares outstanding for each fund series were:

     Fund                             Outstanding
     C/Fund                               378,172
     C/Growth Stock                       208,541
     C/Government                       1,035,457
     C/Community Association Reserve       71,274
     Adams Equity                          39,573
     Total                              1,733,017

In order to hold proxy solicitation costs to a minimum and obtain a quorum to convene the meeting date, your prompt response is earnestly requested. A signed BLUE PROXY FORM must be received by C/FUNDS GROUP, INC., in time to vote at the meeting April 9, 1999. The most recent Annual Report is enclosed. Additional Annual Reports can be obtained without charge upon request by contacting the Fund at the address and/or phone number listed at the end of this notice.

 The enclosed proxy is solicited on behalf of the Board of Directors. Management recommends a vote FOR all proposals and requests that you
         PLEASE SIGN, DATE, AND RETURN THE ENCLOSED BLUE PROXY
       BY MAIL IMMEDIATELY, USING THE PREPAID ENVELOPE PROVIDED.

                               DIRECTORS
Nominees as Directors of C/FUNDS GROUP, INC. to serve for the next year, and information about them is enclosed herewith. All nominees, each of whom are listed below, presently serve as members of the Board of Directors and each served for the last calendar year. Two of the five director nominees are deemed "interested" directors, as defined by regulations. These are Mr. Caldwell, who is President and director of the Company, and his sister Ms. Pecheux. The Caldwell Family, directly or beneficially, owns a controlling interest in Trust Companies of America, Inc., which owns 100% of Omnivest Research Corporation, the company's investment advisor. These two interested directors receive no compensation from C/FUNDS GROUP, INC. Any compensation paid to members of the Caldwell Family comes from Trust Companies of America, Inc., or one or more of its subsidiaries. Director nominees and information about them is as follows:


                                                                  Fund
                   Position with                                Series
Name and Address   Company, Length  Age, Primary Occupation     Shares
                   of Directorship                               Owned
                                                                 as of
                                                              03/12/99

William L. Donovan Chairman,        Age 79.  Retired.          C/Fund:
627 Padget Court   Director, Non-   Investments & Real             515
Venice, FL 34293   Interested;      Estate; Former VP
                   Since 1984.      Gately Shopes, Inc.,
                                    Gross Pointe, MI.

R. G. "Kelly"      President,       Age 32.  President,        C/Fund:
Caldwell, Jr. (*)  Interested       C/Funds Group, Inc.;           298
3320 Hardee Drive  Director; Since  President, Omnivest      C/Growth:
Venice, FL  34929  1998.            Research Corp.;                441
                                    President, Trust
                                    Companies of America,
                                    Inc.; Secretary and
                                    Treasurer, Caldwell
                                    Trust Company, Venice,
                                    FL.

D. Bruce Chittock  Director, Non-   Age 64.  Industrial        C/Fund:
19625 Cats Den     Interested;      Engineer, Equipment for      4,077
Road               Since 1997.      Industry, Inc.,
Chagrin Falls, OH                   Cleveland, OH.
44023

Deborah C. Pecheux Interested       Age 42.  VP, CareVu        C/Fund:
(*)                Director; Since  Corp., Houston, TX;            998
1911 Oakhurst      1992.            Former Sr. Project
Pkwy.                               Engineer, Ferranti
Sugarland, TX                       Intl., Houston, TX.
77479

Emmett V. Weber    Director, Non-   Age 67.  Captain              None
3411 Bayou Sound   Interested;      (ret.), USAir Group,
Longboat Key, FL   Since 1993.      Inc., Pittsburgh, PA.
34228

(*) Interested persons as defined under the 1940 Act.

The non-interested Directors of the Company are the only persons receiving compensation from the Company. The Company does not have any retirement plan and the compensation paid to outside directors was the rate of $4,000 as an annual retainer plus $100 per meeting attended. Three meetings were held in 1998 and all directors attended all meetings. Non-interested directors received the following compensation in calendar year 1998.

Non-Interested
Director            Compensation
William L. Donovan     $4,300.00
Emmett V. Weber        $4,300.00
D. Bruce Chittock      $4,300.00

                         INDEPENDENT AUDITORS
The Board of Directors, including all non-interested directors, has selected the CPA firm of Gregory, Sharer & Stuart to serve as independent accountants for the Company for the fiscal year ending December 31, 1999. This firm acted as auditors for the Company for the fiscal year ended December 31, 1998. Gregory, Sharer & Stuart was selected based upon the skill and expertise of the firm.

                          INVESTMENT ADVISOR
The Company's Investment Advisor is Omnivest Research Corporation ("ORC"), a Florida corporation located at 250 Tampa Ave. West, Venice, Florida 34285. From inception through July, 1995, ORC was wholly owned by Roland Caldwell and his Family. In July 1995, control of ORC was transferred to Trust Companies of America, Inc., a private Florida corporation that remains under the voting control of Roland Caldwell and his Family. R. G. "Kelly" Caldwell, Jr. serves as President for both ORC and C/FUNDS GROUP, INC. ORC has been under contract as C/FUNDS GROUP, INC.'s investment advisor since inception.

Under terms of the investment advisor's contract, ORC receives a fee for management of each fund series calculated and paid pro-rata monthly as a percent of daily net assets of each fund. These contracts are approved as required by the Board of Directors and are terminable upon 30 days written notice, one party to the other. During the last calendar year, the fees paid to ORC for such services totaled $176,602. In addition to providing all administrative services to the funds, ORC also provides staff, office space, and the principal office for the conduct of business. Since February 17, 1987, C/Data Systems and its predecessors have leased "C/MFAS," its computer software for mutual funds under contract to C/FUNDS GROUP, INC. Terms of the contract currently requires payment to C/Data Systems of a monthly lease in the amount of $500, which contract is cancelable by C/FUNDS GROUP, INC., at anytime on 30 days written notice. C/Data Systems became an operating division of Trust Companies of America, Inc., in July 1995.

The Board of Directors recommends renewal of the investment advisory contract with Omnivest Research Corporation for the following reasons:
(1) the advisor has had an excellent performance record over this period relative to the low risks taken; (2) the principals are individuals of high integrity and trust; (3) fees charged are fair by comparison with money management fees charged for similar size individually managed portfolios; (4) the Board is of the opinion that it would be uneconomic to operate C/Funds Group, Inc. without the low administration and accounting costs achieved as a result of the affiliation with the TCA family of support service providers; and (5) marketing funds in the Sarasota County area would be impaired absent the association.

                           OTHER INFORMATION
The last Annual Meeting of Shareholders of all fund series took place on April 13, 1998, at Caldwell Trust Company, Venice, Florida and at that meeting the shareholders approved and ratified the (1) election of directors, (2) appointment of Gregory, Sharer and Stuart, CPA as auditors, and (3) renewal of all investment advisor contracts for all series with Omnivest Research Corporation for the next year. The results by series are tabulated below:

Series                  Outstanding   Voted FOR   Percent
C/Fund                      346,126     248,415    71.77%
C/Growth Stock              186,990     159,006    85.03%
C/Government                512,360     450,004    87.83%
C/Tax-Free                  321,355     308,866    96.11%
C/Community                  87,255      71,909    82.41%
  Association Reserve
Adams Equity                 94,469      70,589    74.72%
Beebe                        76,633      44,026    57.45%
Total                     1,625,188   1,352,815    83.24%


It is the practice of C/FUNDS GROUP, INC., to allocate brokerage commissions to the best advantage of its shareholders. Lynch Jones & Ryan, ("LJR") of New York, one of the largest institutional brokerage firms in the United States, specializes in providing investment and research services to financial institutions. The investment advisor utilizes all services so provided exclusively for the benefit of shareholders of fund series in approximately the same percentage as the assets of each fund series relates to the assets of all fund series in total, and as fairly as can be arranged by the investment advisor pro-rata to each fund. Subscribed services currently being provided by LJR include economic advice and counsel of A. B. Laffer & Associates, Polyconomics, Inc., and Alan Reynolds Associates, the principals of which are prominent economists who presently serve as valued members of the Advisory Board of C/FUNDS GROUP, INC. LJR has been selected to transact security purchases and sales for C/FUNDS GROUP, INC., (a) because of its low discount rates; (b) because of its demonstrated superior execution capabilities; (c) because it offers the kinds of information, knowledge and advice of top economic experts that would otherwise be unaffordable to a small fund; and (d) because these services are of considerable benefit to shareholders that the Board and management believes would not be achievable absent such quality advice and research. It is believed that total transaction costs as a percentage of the value of assets being bought or sold were as favorable if not lower than those being incurred by other similar investment companies for similar type services. C/FUNDS GROUP, INC., may utilize any brokerage firm that it chooses and expects to continue to utilize LJR in the future in order to retain the advantages this has provided fund shareholders. In 1998, approximately 98% of all brokerage dollars were paid to LJR, with the remainder paid to William
R. Hough & Company, which specializes in financial securities, and which assisted in liquidating the financial sector Beebe Fund series. Total commissions paid by C/FUNDS GROUP, INC. in the last calendar year aggregated $40,957.

Signed:

//signature//


Lyn B. Braswell
Secretary